Exhibit 99.1


      Advanced Nutraceuticals, Inc. Announces Release of Escrow Funds from
          Prior Sale of ANI Pharmaceuticals and Other Corporate Matters


     Denver, CO, October 6, 2004 - Advanced Nutraceuticals, Inc. (OTCBB: ANII), announced today that it has received the $250,000 proceeds, with no deduction, from the escrow account that had been established in connection with the March 2004 sale of the assets and operations associated with its subsidiary, ANI Pharmaceuticals, Inc., ("ANIP") to an unrelated party. The receipt of this $250,000 escrowed amount, combined with the recent receipt of approximately $10,000 from the final working capital adjustment settlement, finalizes all open items regarding the sale of ANIP. The ANIP sale is now reported in the Company's consolidated financial statements as a discontinued operation and will no longer affect the Company's results of operations.

     The Company also announced that based upon preliminary estimated results for the operations of the Company's subsidiary, Bactolac Pharmaceutical, Inc., sales for the year ended September 30, 2004 are anticipated to total approximately $17.5 million, a 37% increase over the $12.8 million reported for the prior year. Sales for the three months ended September 30, 2004 are anticipated to total approximately $4.3 million, a 27% increase over the $3.4 million reported for the same period in prior year.

     The Company has signed an agreement with BCL Partners, a corporate finance specialist who assisted ANII with the sale of ANIP, to advise and assist the Company on a non-exclusive basis with evaluating the Company's future strategy and to explore possible options to enhance and maximize shareholder value.



For additional information contact:

Jeff McGonegal (303) 475-3786 (Email: jmcgonegal@anii.cc) or
Gregory Pusey (303) 722-4008 (Email: gpusey@anii.cc)

--------------------------------------------------------------------------------

This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors ANII believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of ANII. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including adverse changes in market conditions, fluctuations in sales volumes and problems in collecting receivables. Furthermore, ANII does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.